                                                                    Exhibit 4.21



                                             Bank of America




September 10, 1999


The Wackenhut Corporation
4200 Wackenhut Drive, Suite 100
Palm Beach Gardens, Florida 33410
Attn:    Frank Finizia
         Assistant Secretary and Corporate Counsel


Re:      364-DAY REVOLVING CREDIT FACILITY


Ladies/Gentlemen:

BANK OF AMERICA, N.A. ("LENDER") is pleased to make available to THE WACKENHUT CORPORATION, a Florida corporation ("BORROWER"), a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in EXHIBIT A hereto.

1.       THE FACILITY.

         (a) THE COMMITMENT. Subject to the terms and conditions set forth herein, Lender agrees to make available to Borrower from the date hereof until the Maturity Date a revolving line of credit providing for loans ("LOANS") in an aggregate principal amount not exceeding at any time $30,000,000 (the "COMMITMENT"). Within the foregoing limit, Borrower may borrow, repay and reborrow Loans until the Maturity Date.

         (b) BORROWINGS, CONVERSIONS, CONTINUATIONS. Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by Lender not later than 12:30 p.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Offshore Rate Loans by irrevocable notice to be received by Lender not later than 12:30 p.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Offshore Rate Loan, Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period.

                  Each Offshore Rate Loan shall be in a minimum principal amount of $300,000 or an integral multiple thereof. Each Base Rate Loan shall be in a minimum principal amount of $300,000. There shall not be more than six (6) different Interest Periods in effect at any time.

         (c) INTEREST. At the option of Borrower, Loans shall bear interest at a rate per annum equal to (i) the Offshore Rate PLUS the Applicable Margin; or (ii) the Base Rate. Interest on Base Rate Loans when the Base Rate is determined by Lender's "prime" rate shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

                  Borrower promises to pay interest (i) for each Offshore Rate Loan, on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

                  Upon the occurrence and during the continuance of an Event of Default hereunder, Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on the outstanding amount of all Loans hereunder at a rate per annum equal to the then applicable rate plus 2.0%. Such interest shall be payable on demand.

                  In no case shall interest hereunder exceed the amount that Lender may charge or collect under applicable law.

         (d) EVIDENCE OF LOANS. The Loans and all payments thereon shall be evidenced by Lender's loan accounts and records; PROVIDED, HOWEVER, that upon the request of Lender, the Loans may be evidenced by a grid promissory note in the form of EXHIBIT B hereto, instead of or in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

         (e) FEES. Borrower promises to pay the following fees in accordance with the terms hereof:

                  (i) UPFRONT FEE. Borrower shall pay to Lender an upfront fee (the "UPFRONT FEE") in accordance with the terms and conditions of that certain letter agreement dated as of August 27, 1999 between Borrower and Lender. The Upfront Fee shall be due and payable to Lender upon the execution and delivery of this Agreement and shall be non-refundable once paid.

                  (ii) COMMITMENT FEE. Borrower shall pay to Lender a commitment fee (the "COMMITMENT FEE") in accordance with the terms of the pricing grid appearing below on the actual daily unused portion of the Commitment, payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date, and calculated on the basis of a year of 360 days and actual days elapsed.

                           FIXED CHARGES COVERAGE RATIO          COMMITMENT FEE
                           ----------------------------          --------------
                           Greater than 2.0x                          .20%

                           Less than or equal to 2.0x but             .25%
                           greater than 1.75x

                           Less than or equal to 1.75x but            .30%
                           greater than or equal to 1.5x

         (f) REPAYMENT. Borrower promises to pay all Loans then outstanding on the Maturity Date.

                  Borrower shall make all payments required hereunder not later than 12:30 p.m. (other than if such payment is made by a debit by the Lender to an account designated by Borrower) on the date of payment in same day funds in United States Dollars at the office of Lender located at Charlotte, North Carolina or such other address as Lender may from time to time designate in writing.

                  All payments by Borrower to Lender hereunder shall be made to Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. Borrower shall reimburse Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on Lender's income, and franchise taxes imposed on Lender, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof).

         (g) PREPAYMENTS. Borrower may, upon three Business Days' notice, in the case of Offshore Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day; PROVIDED that Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Offshore Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments must be in a principal amount equal to (i) at least $5,000,000 (or a greater amount which is an integral multiple of $1,000,000) or (ii) to the extent Borrower chooses to prepay the outstanding principal balance of all Loans, the outstanding principal amount thereof.

         (h) COMMITMENT REDUCTIONS. Borrower may, upon five Business Days' notice, reduce or cancel the undrawn portion of the Commitment, PROVIDED, that the amount of such reduction is not less than $5,000,000 or such greater amount which is in an integral multiple of $1,000,000. Each such reduction shall permanently reduce the Commitment.

2.       (a)      CONDITIONS PRECEDENT TO INITIAL LOAN. As a condition
                  precedent to the initial Loan hereunder, Lender must receive the following from Borrower in form satisfactory to Lender:

                  (i) the enclosed duplicate of this Agreement duly executed and delivered on behalf of Borrower;

                  (ii) a certified borrowing resolution or other evidence of Borrower's authority to borrow;

                  (iii)    a certificate of incumbency;

                  (iv) if requested by Lender, a promissory note as contemplated in PARAGRAPH 1(d) above; and

                  (v) such other documents (including legal opinions) as Lender may reasonably request.

         (b) CONDITIONS TO EACH BORROWING, CONTINUATION AND CONVERSION. As a condition precedent to each borrowing (including the initial borrowing), conversion and continuation of any Loan:

                  (i) Borrower must furnish Lender with, as appropriate, a notice of borrowing, conversion or continuation;

                  (ii) each representation and warranty set forth in PARAGRAPH 3 below (or incorporated therein by reference) shall be true and correct in all material respects as if made on the date of such borrowing, continuation or conversion; and

                  (iii) no Default or Event of Default shall have occurred and be continuing on the date of such borrowing, continuation or conversion.

                  Each notice of borrowing and notice of conversion or continuation shall be deemed a representation and warranty by Borrower that the conditions referred to in clauses (ii) and
                  (iii) above have been met.

3. REPRESENTATIONS AND WARRANTIES. Reference is made to the Existing Credit Agreement and the representations and warranties of Lessee contained in Sections 6.01 through 6.04, 6.06 through 6.08, 6.10, 6.12, 6.14, 6.16 and 6.17 of the Existing Credit Agreement

         (hereinafter referred to as the "INCORPORATED REPRESENTATIONS AND WARRANTIES"). Borrower agrees with Lender that the Incorporated Representations and Warranties (and all other relevant provisions of the Existing Credit Agreement related thereto, including without limitation all exhibits, schedules and the defined terms contained in
         Section 1.02 thereof, which are used in the Incorporated Representations and Warranties) are hereby incorporated by reference into this Agreement to the same extent and with the same effect as if set forth fully herein and shall inure to the benefit of Lender, without giving effect to any waiver, amendment, modification or replacement of the Existing Credit Agreement or any term or provision of the Incorporated Representations and Warranties occurring subsequent to the date of this Agreement, except to the extent otherwise specifically provided in the final paragraph of Section 4 of this Agreement. Borrower represents that the Incorporated Representations and Warranties are true and accurate as of the date hereof.

Borrower further represents and warrants that:

         (a) FULL DISCLOSURE. No written statement made by Borrower to Lender in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading.

         (b) POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be, legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of Borrower's organic documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which Borrower is a party or by which it or its property may be bound or affected.

         (c) USE OF PROCEEDS. The proceeds of the Loans will be used solely for working capital or general corporate purposes, and not in contravention of Regulation U of the Board of Governors of the Federal Reserve Bank or any other requirement of law.

         (d) YEAR 2000 READINESS DISCLOSURE. Borrower has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower or any of its Subsidiaries (or their respective suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Borrower believes that all computer applications (including those of its and its Subsidiaries' customers and vendors) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect on Borrower or on the transaction documented under this Agreement.

4. COVENANTS. Reference is made to the Existing Credit Agreement and the covenants contained in Sections 7.01 through 7.23 of the Existing Credit Agreement (hereinafter referred to as the "INCORPORATED COVENANTS"). So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied or the Commitment has not been terminated, Borrower shall comply with the Incorporated Covenants, it being agreed that such covenants and agreements shall survive any termination, cancellation or discharge of the Existing Credit Agreement. Borrower agrees with Lender that the Incorporated Covenants (and all other relevant provisions of the Existing Credit Agreement related thereto, including without limitation all exhibits, schedules and the defined terms contained in Section 1.02 thereof, which are used in the Incorporated Covenants) are hereby incorporated by reference into this Agreement to the same extent and with the same effect as if set forth fully herein and shall inure to the benefit of Lender, without giving effect to any waiver, amendment, modification or replacement of the Existing Credit Agreement or any term or provision of the Incorporated Covenants occurring subsequent to the date of this Agreement, except to the extent otherwise specifically provided in the following paragraph of this Section 4.

         In the event a waiver is granted under the Existing Credit Agreement or an amendment or modification is executed with respect to the Existing Credit Agreement, and such waiver, amendment and/or modification affects the Incorporated Representations and Warranties or the Incorporated Covenants, then such waiver, amendment or modification shall be effective with respect to the Incorporated Representations and Warranties and the Incorporated Covenants as incorporated by reference into this Agreement only if consented to in writing by the Lender. In the event of any replacement of the Existing Credit Agreement with a similar credit facility (the "NEW FACILITY") the representations and warranties and covenants contained in the New Facility which correspond to the representations and warranties and covenants contained in (a) Sections 6.01 through 6.04, 6.06 through 6.08, 6.10, 6.12, 6.14, 6.16 and 6.17 and (b) Sections 7.01 through 7.23, respectively, of the Existing Credit Agreement shall become the Incorporated Representations and Warranties and the Incorporated Covenants hereunder only if consented to in writing by Lender and, if such consent is not granted or if the Existing Credit Agreement is terminated and not replaced, then the representations and warranties and covenants contained in (a) Sections 6.01 through 6.04, 6.06 through 6.08, 6.10, 6.12, 6.14, 6.16 and 6.17 and (b) Sections 7.01 through 7.23, respectively, of the Existing Credit Agreement (together with any modifications or amendments approved in accordance with this paragraph) shall continue to be the Incorporated Representations and Warranties and the Incorporated Covenants hereunder.

5.       EVENTS OF DEFAULT. The following are "EVENTS OF DEFAULT:"

         (a) Borrower fails to pay any principal of any Loan as and on the date when due; or

         (b) Borrower fails to pay any interest on any Loan, or any fees due hereunder, or any portion thereof, within three days after the date when due; or

         (c) Any representation or warranty in any Loan Document (including without limitation the Incorporated Representations and Warranties) or in any certificate, agreement, instrument or other document made or delivered by Borrower pursuant to or in connection with any Loan Document proves to have been incorrect when made or deemed made; or

         (d) Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to PARAGRAPH 4 above, subject to any applicable grace period and/or notice requirement set forth in Sections 8.01(e) and (f) of the Existing Credit Agreement (it being understood and agreed that any such notice requirement shall be met by Lender's giving the applicable notice to Borrower); or

         (e) Any "Event of Default" specified in Article VIII of the Existing Credit Agreement occurs and is continuing, without giving effect to any waiver thereof pursuant to the Existing Credit Agreement.

         Upon the occurrence of an Event of Default, Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents to be immediately due and payable, together with all interest thereon, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; PROVIDED, HOWEVER, that upon the occurrence of any event specified in Sections 8.01(j) or (k) of the Existing Credit Agreement, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document shall become immediately due and payable, together with all interest thereon, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.       MISCELLANEOUS.

         (a) All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

         (b) All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Charlotte, North Carolina.

         (c)      All Breakage Costs shall be for the account of Borrower.

         (d) If on or prior to the first day of any Interest Period the Lender determines (which determination shall be conclusive) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Offshore Rate for such Interest Period or
                  (ii) the Offshore Rate will not adequately and fairly reflect the cost to the Lender of funding Offshore Rate Loans for such Interest Period, then the Lender shall give the Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Lender shall be under no obligation to make additional Offshore Rate Loans, continue Offshore Rate Loans or to convert Loans into Offshore Rate Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Offshore Rate Loans, either prepay such Loans or convert such Loans to Base Rate Loans in accordance with the terms of this Agreement.

         (e) Borrower shall reimburse or compensate Lender, upon demand, for all costs incurred, losses suffered or payments made by Lender which are applied or reasonably allocated by Lender to the transactions contemplated herein (all as determined by Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, Lender; and compliance by Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

         (f) No amendment or waiver of any provision of this Agreement (including any provision of the Existing Credit Agreement incorporated herein by reference pursuant to PARAGRAPH 3 or PARAGRAPH 4 above and any waiver of PARAGRAPH 5(d) above) or of any other Loan Document and no consent by Lender to any departure therefrom by Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

         (g) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or electronic mail to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to Lender pursuant to PARAGRAPH 1(b) hereof shall be effective only upon receipt.

         (h) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign its rights and obligations hereunder. Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of Borrower, such consent not to be unreasonably withheld, PROVIDED that no such consent shall be required if the assignment is to an affiliate of Lender or if a Default or Event of Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to Borrower. Borrower agrees to execute any documents reasonably requested by Lender in connection with any such assignment. All information provided by or on behalf of Borrower to Lender or its affiliates may be furnished by Lender to its affiliates and to any actual or proposed assignee or participant.

         (i) Borrower agrees to pay Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by Lender in connection with: (i) the preparation, negotiation and execution of this Agreement or any other Loan Document and the consummation of the transactions contemplated hereby and thereby, (ii) any amendment, supplement or modification to this Agreement or any other Loan Document and (iii) the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

         (j) If any provision of this Agreement or any other Loan Document shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof or thereof. This Agreement supersedes all prior agreements and oral negotiations with respect to the subject matter hereof.

         (k) This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         (l) This Agreement and the other Loan Documents are governed by, and shall be construed in accordance with, the laws of the State of North Carolina and the applicable laws of the United States of America. Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City of Charlotte, North Carolina for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address set forth beneath its signature hereto. Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         (m) BORROWER AND LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         (n) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than September 24, 1999.


                                             BANK OF AMERICA, N.A.


                                             By: /s/ Robert Mauriello
                                                 -------------------------------
                                                 Name:  Robert Mauriello
                                                 Title: Vice President


ACCEPTED AND AGREED TO:


THE WACKENHUT CORPORATION


By: /s/ Kenneth J. Matulia
    --------------------------------
Name:  Kenneth J. Matulia
Title: Assistant Secretary

Date: 20 Sept., 1999


STATE OF Maryland
COUNTY OF Anne Arandel

         I, Glenda K. White, a Notary Public for said County and State, do hereby certify that Kenneth J. Matulia, the Assistant Secretary of The Wackenhut Corporation, a Florida corporation, personally appeared before me this day, and being by me duly sworn, acknowledged, on behalf of The Wackenhut Corporation as its duly authorized representative, the due execution of the foregoing instrument.

         Witness my hand and official seal this 20th day of September, 1999.


(Official Seal)
                                          /s/ Glenda K. White
                                          --------------------------------------
                                          Notary Public



My Commission Expires December 1, 1999

                                                                      EXHIBIT A


                                   DEFINITIONS

Agreement:                  This letter agreement, as amended, restated,
                            extended, supplemented or otherwise modified in writing from time to time.

Applicable Margin:          The appropriate applicable percentage corresponding
                            to the Fixed Charges Coverage Ratio in effect as of the four quarter period most recently ended as specified below:


                            Fixed Charges Coverage Ratio      Offshore Rate Loan
                            ----------------------------      ------------------

                            Greater than 2.0x                        .675%

                            Less than or equal to 2.0x but           .925%
                            greater than 1.75x

                            Less than or equal to 1.75x but          1.30%
                            greater than or equal to 1.5x

                            The Applicable Margin shall be established at the end of each fiscal quarter of Borrower (each, a "DETERMINATION DATE"). Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations calculated and set forth in the certificate delivered in accordance with Section 7.17(f) of the Existing Credit Agreement, and shall be effective commencing on the date following the date such certificate is received (or, if earlier, the date such certificate was required to be delivered) until the date following the date on which a new certificate is delivered or required to be delivered, whichever shall first occur; PROVIDED, if Borrower shall fail to deliver such certificate within five (5) days after the time period required by Section 7.17 of the Existing Credit Agreement, then the Applicable Margin shall correspond to the largest Applicable Margin set forth in the grid above from the date such certificate was required to be delivered until the appropriate certificate is so delivered; PROVIDED FURTHER, that the Applicable Margin will increase by .25% on April 2, 2000 and each scheduled fiscal quarter of Borrower ending thereafter until the Loans are paid in full and the Commitment terminated. Notwithstanding the foregoing, if at any time the certificate furnished pursuant to Section 7.17(f) of the Existing Credit Agreement shall disclose that Consolidated Funded Debt (excluding Funded Debt of Wackenhut Corrections Corporation, a Florida corporation and Subsidiary of Borrower, from Consolidated Funded Debt) exceeds 40% of Total Capitalization (but does not exceed 50% of Total Capitalization), then there shall be added to the Applicable Margin set forth above .25%.

Base Rate:                  A fluctuating rate per annum equal to the higher of
                            (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest publicly announced from time to time by Lender as its "prime" rate. The Lender's prime rate is the per annum rate of interest established from time to time by Lender as its prime rate, which rate may not be the lowest rate of interest charged by Lender to its customers. Any change in the prime rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:             A Loan bearing interest based on the Base Rate.

Breakage Costs:             Any loss, cost or expense incurred by Lender
                            (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by Lender to maintain the relevant Offshore Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Offshore
                            Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by Borrower (for a reason other than the failure of Lender to make a Loan when all conditions to making such Loan have been met by Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Offshore Rate Loan on a date or in the amount notified by Borrower. The certificate of Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day: Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of North Carolina and, if such day relates to any Offshore Rate Loan, means any such day on which dealings in dollar deposits are conducted by and between banks in the offshore dollar interbank market.

Consolidated Funded Debt:   As defined in the Existing Credit Agreement.

Default: Any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Event of Default:           Has the meaning set forth in PARAGRAPH 5.

Existing Credit             The Amended and Restated Revolving Credit and
Agreement:                  Reimbursement Agreement dated December 30, 1997 by
                            and among Borrower, NationsBank, National
                            Association (now known as Bank of America, N.A.), as
                            administrative agent, Scotiabanc, as co-agent, and
                            the lenders party thereto from time to time (as
                            amended by that certain Amendment Agreement No. 1
                            dated as of March 12, 1998, Amendment Agreement No.
                            2 dated as of August 7, 1998, Amendment Agreement
                            No. 3 dated as of February 10, 1999, Amendment
                            Agreement No. 4 dated as of February 25, 1999,
                            Amendment Agreement No. 5 dated as of April 12, 1999
                            and Amendment Agreement No. 6 dated as of May 19,
                            1999)


Federal Funds Rate:         For any day, the rate per annum (rounded upwards,
                            if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight
                            Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal
                            Reserve Bank of New York on the Business Day next succeeding such day; PROVIDED that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding
                            Business Day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by Lender.

Fixed Charges               As defined in the Existing Credit Agreement.
Coverage Ratio:

Funded Debt:                As defined in the Existing Credit Agreement.

Interest Period:            For each Offshore Rate Loan, (a) initially, the
                            period commencing on the date the Offshore Rate
                            Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity
                            Date and (y) one, two, three or six months thereafter, as requested by Borrower; PROVIDED that:

                            (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

                            (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Loan Documents:             This Agreement, and any promissory note,
                            certificate, fee letter, and other instrument, document or agreement delivered in connection with this Agreement.

Material Adverse            Any set of circumstances or events which (a) has or
Effect:                     could reasonably be expected to have any material
                            adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of Borrower or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform its obligations and liabilities under this Agreement or any other Loan Document.

Maturity Date:              September 8, 2000, or such earlier date on which the
                            Commitment may terminate in accordance with the terms hereof.

Offshore Rate:              For any Interest Period with respect to any Offshore
                            Rate Loan, a rate per annum determined pursuant to the following formula:

                                                      Offshore Base Rate
                                    Offshore Rate = -----------------------
                                                       1.00 - Eurodollar
                                                       Reserve Percentage
                            Where,

                                    "OFFSHORE BASE RATE" means, for such
                                    Interest Period:

                                    (a)      the rate per annum (carried out to
                                             the fifth decimal place) equal to
                                             the rate determined by Lender to be
                                             the offered rate that appears on
                                             the page of the Telerate Screen
                                             that displays an average British
                                             Bankers Association Interest
                                             Settlement Rate (such page
                                             currently being page number 3750)
                                             for deposits in dollars (for
                                             delivery on the first day of such
                                             Interest Period) with a term
                                             equivalent to such Interest Period,
                                             determined as of approximately
                                             11:00 a.m. (London time) two
                                             Business Days prior to the first
                                             day of such Interest Period, or

                                    (b)      in the event the rate referenced in
                                             the preceding clause (a) does not
                                             appear on such page or service or
                                             such page or service shall cease to
                                             be available, the rate per annum
                                             (carried to the fifth decimal
                                             place) equal to the rate determined
                                             by Lender to be the offered rate on
                                             such other page or other service
                                             that displays an average British
                                             Bankers Association Interest
                                             Settlement Rate for deposits in
                                             dollars (for delivery on the first
                                             day of such Interest Period) with a
                                             term equivalent to such Interest
                                             Period, determined as of
                                             approximately 11:00 a.m. (London
                                             time) two Business Days prior to
                                             the first day of such Interest
                                             Period, or

                                    (c)      in the event the rates referenced
                                             in the preceding clauses (a) and
                                             (b) are not available, the rate per
                                             annum determined by Lender as the
                                             rate of interest at which dollar
                                             deposits (for delivery on the first
                                             day of such Interest Period) in
                                             same day funds in the approximate
                                             amount of the applicable Offshore
                                             Rate Loan and with a term
                                             equivalent to such Interest Period
                                             would be offered by Lender's London
                                             Branch to major banks in the
                                             offshore dollar market at their
                                             request at approximately 11:00 a.m.
                                             (London time) two Business Days
                                             prior to the first day of such
                                             Interest Period.

                            "EURODOLLAR RESERVE PERCENTAGE" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Offshore Rate Loan:         A Loan bearing interest based on the Offshore Rate.

Subsidiary:                 A corporation, partnership, joint venture, limited
                            liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Borrower.

Total Capitalization:       As defined in the Existing Credit Agreement.

                                                                      EXHIBIT B

                             FORM OF PROMISSORY NOTE


$30,000,000                                                   September 10, 1999

         FOR VALUE RECEIVED, the undersigned, THE WACKENHUT CORPORATION, a Florida corporation ("BORROWER"), hereby promises to pay to the order of BANK OF AMERICA, N.A. ("LENDER") the principal sum of Thirty Million Dollars ($30,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to the letter agreement, dated as of September 10, 1999 (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the "AGREEMENT"), between Borrower and Lender, on the Maturity Date. Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

         Lender is authorized to endorse the amount and the date on which each Loan is made or converted, the Interest Period therefor (if applicable) and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; PROVIDED that any failure to so endorse such information on such schedule or continuation thereof or any error in doing so shall not limit or otherwise affect any obligation of Borrower under the Agreement or this promissory note.

         This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

         Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of North Carolina.



                                             THE WACKENHUT CORPORATION



                                             By: /s/ Kenneth J. Matulia
                                                 -------------------------------
                                             Name:  Kenneth J. Matulia
                                             Title: Assistant Secretary

                                                            SCHEDULE A TO NOTE

                BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS


      (1)                    (2)                             (3)                           (4)                      (5)
                                                    Amount of Base Rate
                     Amount of Base Rate              Loan Repaid or                 Unpaid Principal
                   Loan Made or Converted          Converted to Offshore            Balance of Offshore          Notation
     Date          from Offshore Rate Loan               Rate Loan                      Rate Loans               Made By
     ----          -----------------------         ---------------------             ----------------           ---------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------

---------------       ---------------                 ---------------                 --------------           ---------------


                                                             SCHEDULE B TO NOTE

            OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE RATE LOANS




      (1)                (2)                 (3)                    (4)                   (5)                     (6)
                       Amount of                                  Amount of
                     Offshore Rate                              Offshore Rate         Unpaid Principal
                     Loan Made or                               Loan Repaid or           Balance of
                    Converted from                            Converted to Base           Offshore              Notation
     Date           Base Rate Loan      Interest Period            Rate Loan             Rate Loans              Made By
     ----           --------------      ---------------       -----------------       ----------------          --------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

---------------    ---------------      ---------------         --------------         ---------------        ---------------

                        OUT OF STATE CLOSING AFFIDAVIT

STATE OF MARYLAND
COUNTY OF BALTIMORE


         BEFORE ME, the undersigned, a Notary Public in and for the State of aforesaid, personally appeared Kenneth J. Matalia, the Asst. Secretary of THE WACKENHUT CORPORATION (the "Borrower"), who, being by me first duly sworn, stated:


         1. On the date hereof, the Borrower executed a credit or loan agreement and/or attached promissory note (the "Loan Documents") of even date herewith in the maximum principal amount of $30,000,000 in favor of Bank of America, N.A. (the "Bank"), whose applicable offices are located in Charlotte, Mecklenburg County, North Carolina.

         2. The Borrower has personally mailed or shipped the Loan Documents to the Bank via overnight courier, for delivery to the Bank and its acceptance at the Bank's offices located in Charlotte, Mecklenburg County, North Carolina.

         DATED the 20th day of September, 1999.


                                        Signature of Borrower's Officer:


                                        /s/ Kenneth J. Matalia
                                        ----------------------------------------
                                        Title:  Assistant Secretary
                                        Print Name: Kenneth J. Matalia


Sworn to and subscribed before me
this 20th day of September, 1999.



/s/ Glenda K. White
-----------------------------------
Notary Public
Print Name: Glenda K. White
State and County Aforesaid
My Commission Expires: December 1, 1999


[NOTARY SEAL OR STAMP]

                        OUT OF STATE CLOSING AFFIDAVIT

STATE OF NORTH CAROLINA
COUNTY OF  MECKLENBURG

         BEFORE ME, the undersigned, a Notary Public in and for the State of aforesaid, personally appeared Robert Mauriello, the Vice President of Bank of America, N.A. (the "Bank"), who, being by me first duly sworn stated:


         1. On or about the date hereof, The Wackenhut Corp. (the "Borrower") executed a credit or loan agreement and/or attached promissory note (the "Loan Documents") in the maximum principal amount of $30,000,000.00 in favor of the Bank, whose applicable offices are located in Charlotte, Mecklenburg County, North Carolina.

         2. The Borrower has mailed or shipped the Loan Documents to the Bank via overnight courier, for delivery to the Bank and its acceptance at the Bank's offices located in Charlotte, Mecklenburg County, North Carolina.

         3. I, as an authorized officer of the Bank, have received a package containing the Loan Documents and have accepted and executed the Loan Documents on behalf of the Bank, all of which has taken place in the Bank's offices located in Charlotte, Mecklenburg County, North Carolina.

         DATED the 21st day of September, 1999.


                                        Signature of Bank's Officer:


                                        /s/ Robert Mauriello
                                        ----------------------------------------
                                        Title:  Vice President
                                        Print Name: Robert Mauriello


Sworn to and subscribed before me
this 21st day of September, 1999.



/s/ Glenda G. Wallace
-----------------------------------
Notary Public
Print Name: Glenda G. Wallace
State and County Aforesaid
My Commission Expires: 9-28-02


[NOTARY SEAL OR STAMP]




                                      B-5